Free Writing Prospectus pursuant to Rule 433 dated September 18, 2020 / Registration Statement No. 333-239610 STRUCTURED INVESTMENTS Opportunities in International Equities GS Finance Corp.

Buffered PLUS Based on the Value of the EURO STOXX 50® Index due April 5, 2023

Principal at Risk Securities

The Buffered Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying free writing prospectus dated September 16, 2020, which we refer to herein as the accompanying free writing prospectus, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”)
Pricing date:	expected to price on or about September 30, 2020
Original issue date:	expected to be October 5, 2020
Valuation date:	expected to be March 31, 2023
Stated maturity date:	expected to be April 5, 2023
Payment at maturity (for each $10 stated principal amount of your PLUS):

If the final index value is greater than the initial index value, $10 + the leveraged upside payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is equal to or less than the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10.00%, $10

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount, (i) the product of $10 × the index performance factor plus (ii) $1.00

This amount will be less than the stated principal amount of $10. The PLUS will not pay less than $1.00 per PLUS at maturity.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Leverage factor:	200%
Maximum payment at maturity (set on the pricing date):	at least $11.585 per PLUS (115.85% of the stated principal amount)
Minimum payment at maturity:	$1.00 per PLUS (10.00% of the stated principal amount)
Index percent increase:	(final index value - initial index value) / initial index value
Initial index value:	the index closing value on the pricing date
Final index value:	the index closing value on the valuation date
Buffer amount:	10.00%
Index performance factor:	final index value / initial index value
CUSIP / ISIN:	36259L675 / US36259L6754
Estimated value range:	$8.90 to $9.20 (which is less than the original issue price; see the accompanying free writing prospectus)
PLUS Payoff Diagram*

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	115.850%
135.000%	115.850%
130.000%	115.850%
107.925%	115.850%
106.000%	112.000%
103.000%	106.000%
100.000%	100.000%
97.000%	100.000%
93.000%	100.000%
90.000%	100.000%
75.000%	85.000%
50.000%	60.000%
30.000%	40.000%
25.000%	35.000%
0.000%	10.000%

*assumes a maximum payment at maturity of $11.585

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying free writing prospectus and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the notes and certain risks.

About Your PLUS

The amount that you will be paid on your PLUS on the stated maturity date is based on the performance of the EURO STOXX 50® Index as measured from the pricing date to and including the valuation date.

If the final index value is greater than the initial index value (set on the trade date), the return on your PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the index percent increase, subject to the maximum payment at maturity of at least $11.585 (set on the pricing date) per PLUS.

If the final index value is less than the initial index value but has not decreased by more than the buffer amount of 10.00% of the initial index value, you will receive the principal amount of your PLUS. However, if the final index value has decreased from the initial index value by more than the buffer amount, you will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity of 10.00% of the stated principal amount.

The PLUS are for investors who seek the potential to earn 200% of any positive return of the underlying index, subject to the maximum payment at maturity, are willing to forgo interest payments and are willing to risk losing up to 90.00% of their investment if the final index value has declined from the initial index value by more than the buffer amount.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 11, general terms supplement no. 8,671 and free writing prospectus listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 11, general terms supplement no. 8,671 and free writing prospectus and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 11, general terms supplement no. 8,671 and free writing prospectus if you so request by calling (212) 357-4612.

The PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Free writing prospectus dated September 16, 2020
●	General terms supplement no. 8,671 dated July 1, 2020
●	Underlier supplement no. 11 dated August 20, 2020
●	Prospectus supplement dated July 1, 2020
●	Prospectus dated July 1, 2020

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying free writing prospectus and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the notes and certain risks.

RISK FACTORS

An investment in the PLUS is subject to risks. Many of the risks are described in the accompanying free writing prospectus, accompanying general terms supplement no. 8,671, underlier supplement no. 11, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying free writing prospectus, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,671, underlier supplement no. 11, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your PLUS are a riskier investment than ordinary debt securities. Also, your PLUS are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your PLUS are linked. You should carefully consider whether the offered PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying free writing prospectus:

▪	Your PLUS Do Not Bear Interest
▪	You May Lose a Substantial Portion of Your Investment in the PLUS
▪	The PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Potential for the Value of Your PLUS to Increase Will Be Limited
▪	The Return on Your PLUS Will Not Reflect Any Dividends Paid on the Underlying Index Stocks
▪

The Estimated Value of Your PLUS At the Time the Terms of Your PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your PLUS

▪	The Amount Payable on Your PLUS Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date
▪	The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors
▪	Your PLUS May Not Have an Active Trading Market
▪	If the Value of the Underlying Index Changes, the Market Value of Your PLUS May Not Change in the Same Manner
▪	Other Investors May Not Have the Same Interests as You
▪

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the PLUS

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the PLUS
▪

The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the PLUS

▪	Investing in the PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪	We May Sell an Additional Aggregate Stated Principal Amount of the PLUS at a Different Issue Price
▪

If You Purchase Your PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the PLUS Will be Negatively Affected

▪	An Investment in the Offered PLUS Is Subject to Risks Associated with Foreign Securities
▪	The Tax Consequences of an Investment in Your PLUS Are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the PLUS to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,671:

▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlying Stock, as Applicable
▪	Other Investors in the Notes May Not Have the Same Interests as You
▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying free writing prospectus and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the notes and certain risks.

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Past Performance is No Guide to Future Performance
▪	The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪

The Calculation Agent Can Postpone the Valuation Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Underlying Business Day Occurs or Is Continuing

▪

Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlying Publisher or the Underlying Stock Issuers, There Is No Affiliation Between the Underlying Stock Issuers or Any Underlying Publisher and Us

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 11:

▪

Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises an Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Underlier Stock Issuers, There Is No Affiliation Between the Underlier Stock Issuers or Any Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

▪	Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our debt securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s preferred resolution strategy could increase the losses incurred by holders of our debt securities

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying free writing prospectus and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the notes and certain risks.